Exhibit 99.1

Alta Equipment Group Announces Common Stock Dividend

LIVONIA, Mich. – November 4, 2024 – Alta Equipment Group Inc. (NYSE: ALTG) (“Alta” or "the Company"), a leading provider of premium material handling, construction and environmental processing equipment and related services, today announced that its Board of Directors approved the quarterly dividend on its common stock in the amount of $0.057 per share. The dividend payment date is November 29, 2024, to shareholders of record at the close of business on November 15, 2024.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in North America. Through our branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and other material handling equipment, heavy and compact earthmoving equipment, crushing and screening equipment, environmental processing equipment, cranes and aerial work platforms, paving and asphalt equipment, other construction equipment and allied products. Alta has operated as an equipment dealership for 40 years and has developed a branch network that includes over 85 total locations across Michigan, Illinois, Indiana, Ohio, Pennsylvania, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, Rhode Island, New York, Virginia, Nevada and Florida and the Canadian provinces of Ontario and Quebec. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altg.com.

Contacts

Investors:

Kevin Inda
SCR Partners, LLC

kevin@scr-ir.com
(225) 772-0254

Media:

Glenn Moore

Alta Equipment

glenn.moore@altg.com

(248) 305-2134